ETF Opportunities Trust 485BPOS

Exhibit 99(p)(24)

Code of Ethics

Compliance with Federal Securities Laws and Fiduciary Standards

Arlington Partners is a RIA registered with the SEC to engage in investment advisory business. Rule 204A-1 under the Advisers Act requires each RIA to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:

●	A standard of business conduct required of supervised persons that reflects the fiduciary obligations of the adviser and supervised persons;

●	Compliance with all applicable Federal Securities Laws[2];

●	Reporting and review of personal securities transactions and holdings;

●	Reporting of violations of the code; and

●	Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.

Pursuant to Section 206 of the Advisers Act, both Arlington Partners and its supervised persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Arlington Partners’ Code of Ethics (this “Code”) is based on the fundamental principle that clients’ interests must be considered first. Furthermore, this Code establishes rules of conduct for all supervised persons and is designed to, among other things, govern the personal securities trading activities of supervised persons who are identified as “access persons” of the Firm.

“Supervised persons”: The Firm’s employees, officers, partners3, directors and other persons who provide advice on behalf of the Firm and are subject to the Firm’s supervision and control.

“Access persons”: The Firm’s officers, directors, and partners (or persons holding equivalent positions) and any supervised persons of the Firm who have access to non-public information regarding client transactions or reportable fund holdings, make securities recommendations to clients or have access to such recommendations that are non-public. The CCO, and/or their designee, will maintain up to date lists of the Firm’s supervised persons and access persons and will notify each such person of their status as a supervised person and/or access persons.

2 “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, any rules adopted thereunder by the Commission or the Department of the Treasury.

3 Unless otherwise clearly indicated, references to “partners” in this Compliance Manual shall be deemed to include the members of the Firm’s board of managers or similar governing body.

Unless otherwise clearly indicated, references in this Code to “employees” shall include all supervised persons and access persons of the Firm.

In addition to provisions under the Advisers Act, Arlington Partners is also required to comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the SEC.

This Code and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

In addition to the requirements of this Code, all supervised persons and access persons of the Firm are subject to the requirements, limitations and conditions of the Arlington Family Offices Operating Manual and the Arlington Code of Business Conduct (“AFO Code of Conduct”), and any violations by a supervised person or access person with the requirements of the AFO Code of Conduct shall likewise be deemed to be a violation of this Code.

Oversight

Compliance Responsibility

Arlington Partners’ Compliance Team is responsible for this Code. The CCO is responsible for receiving and responding to client requests concerning this Code and maintaining required records.

Employee Responsibility

Arlington Partners and its employees must be mindful to avoid activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct with the objective to ensure that the high ethical standards long maintained by Arlington Partners continue to be applied. The reputation of Arlington Partners continues to be a direct reflection of the conduct of each employee.

The provisions of this Code are not all-inclusive. Rather, they include certain core standards and expectations and also are intended as a guide to the type of professional and ethical conduct that is expected of employees of Arlington Partners.

Adherence to the principles of this Code is a basic condition of employment. Employees should understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action, including termination of employment.

Employees are encouraged to discuss with the Compliance Team any situation in which the intent or purpose of this Code is in question, or if there are questions about its application to individual circumstances. The CCO has authority to grant limited exceptions to certain provisions contained in this Code, but only in such limited situations where it is clear that the interests of our clients will not be adversely affected or compromised.

Distribution of the Code and Acknowledgement of Receipt

Arlington Partners will distribute the Firm’s Compliance Manual, which includes this Code, to each supervised person upon the commencement of employment, annually, and upon any change to this Code or other provisions of the Compliance Manual. All employees must acknowledge that they have received, read, understood, and agree to comply with Arlington Partners’ policies and procedures described in this Compliance Manual.

Disclosure of the Code of Ethics

Arlington Partners will describe its Code in Part 2A of Form ADV and, upon request, furnish a copy of this Code to clients and Investors. All Investor requests for this Code should be directed to the Compliance Team.

Standards of Business Conduct

Professionalism at Arlington Partners means integrity and objectivity, as well as adherence to professional standards and applicable laws and regulations. Professionalism requires an understanding of, and dedication to, a client’s interest. Arlington Partners has an overriding objective to provide high quality services to clients in the most professional manner. All employees are expected to comply with this statement of philosophy to assist in achieving this objective.

Arlington Partners is committed to fostering a culture of compliance. As a threshold matter, this is because it is simply the right thing to do. In addition, the Firm’s reputation for quality services is based on the professionalism and high standards of both the Firm and its employees. Arlington Partners has a duty of loyalty to always act in the utmost good faith, place clients’ interests first and foremost and to make full and fair disclosure of all material facts, particularly information as to any potential and/or actual conflicts of interests.

Arlington Partners places the highest priority on maintaining its reputation for integrity and professionalism. The Firm’s reputation is a vital business asset. The value of our services is, to a large degree, dependent on our clients’ perception of our integrity and objectivity. The confidence and trust placed in Arlington Partners and its employees by clients is something we value and endeavor to protect.

This Code is based upon the principle that Arlington Partners and its employees owe a fiduciary duty to clients. This fiduciary duty requires employees to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

●	Any actual or potential conflicts of interest

●	Serving their own personal interests ahead of clients

●	Taking inappropriate advantage of their position with Arlington Partners

●	Any abuse of the firm’s position of trust and responsibility

In meeting our fiduciary responsibilities to clients, Arlington Partners expects employees to demonstrate the highest standards of professional and ethical conduct for continued employment with the firm. Arlington Partners’ reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single act.

This Code contains provisions that are reasonably designed to detect and prevent violations of this Code, the Advisers Act, as well as certain rules and guidance thereunder.

Conflicts of Interest

A conflict of interest occurs when employees’ private interests interfere with, or even appear to interfere with, the interests of our clients or those of Arlington Partners. A conflict situation may arise when employees take actions or have interests that make it difficult for employees to perform their responsibilities at Arlington Partners objectively and effectively. Each employee’s obligation to conduct themselves in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between their own personal interests and the interests of our clients or Arlington Partners. This includes full disclosure of any actual or apparent conflicts of interest.

Section 206(2) of the Advisers Act prohibits investment advisers from engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client. Similarly, Section 206(4) of the Advisers Act prohibits investment advisers from engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. Rule 206(4)-8(a) under the Advisers Act effectively extends this prohibition to apply to pooled investment vehicle investors or prospective investors. A failure to identify, disclose and/or manage a conflict of interest could constitute a violation of any of these provisions.

As a fiduciary, Arlington Partners has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest or, when impracticable to do so, by fully disclosing all material facts concerning any conflict that does arise with respect to any client and following appropriate procedures designed to minimize any such conflict.

This Code does not attempt to identify all possible conflicts of interest. And literal compliance with each of the specific procedures adopted by Arlington Partners will not shield an employee from liability for personal trading or other conduct that violates fiduciary duties to clients. Written policies cannot address, and a compliance questionnaire cannot anticipate, every potential conflict. With this in mind, employees should be cognizant of any and all potential conflicts of interest regardless of whether Arlington Partners has contemplated them or not in its existing policies and/or the Compliance Questionnaire (see below). Employees must try to avoid situations that even have the appearance of conflict or impropriety. Upon identifying such a potential conflict of interest, employees should bring it to the attention of the CCO, and/or their designee, as soon as possible so that Arlington Partners can assess the potential conflict and take the necessary steps to properly address it.

Arlington Partners’ policy as outlined in this Code is designed to identify and properly disclose, mitigate and/or eliminate applicable conflicts of interest. The Firm requires its supervised persons to complete an initial Compliance Questionnaire upon joining Arlington Partners and an Annual Compliance Questionnaire at least annually thereafter. Many of the questions included are intended to identify conduct that could constitute an actual, potential, or apparent conflict of interest. If an employee has any questions about the questions included in the Compliance Questionnaire, they should contact the Compliance Team to discuss further.

Gifts and Business Entertainment

The purpose of gifts and business entertainment in a commercial setting should be to create goodwill and sound working relationships. Giving, receiving, or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients.

The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making involving Arlington Partners or make them feel beholden to a person or firm. Similarly, employees should not offer inappropriate gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the employee or Arlington Partners. Employees must use their reasonable judgment in all the circumstances presented when assessing the value of a gift or the appropriateness of a business entertainment event.

Arlington Partners’ policy with respect to gifts and entertainment is as follows:

●	Arlington Partners holds its employees to high ethical standards and prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti- bribery and anti-corruption statutes in the U.S. are broadly written, so employees should consult with the CCO, and/or their designee, if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

●	No employee may receive or give any gift, service, or other item greater than the de minimis value from any person or entity that does business with or on behalf of Arlington Partners or any of the Funds without pre-approval by the CCO, and/or their designee. De minimis is defined as gifts with a value of $250 or less per year.

●	No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Arlington Partners or any of the Funds. Entertainment may be extravagant or excessive based on all the circumstances presented and employees should seek approval of the CCO, and/or their designee, if the circumstances present potential concerns related to the appropriateness of the offered entertainment. Entertainment must be reasonable in terms of frequency and value. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

The employee should consider:

●	Is it consistent with customary business practices given the overall circumstances?

●	Can it be construed as influencing decision making, a bribe, payoff, or kickback?

●	Does it violate any laws or regulations?

Gifts or favors that are appropriate may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible on an occasional basis. Where there is a law or rule that applies to the conduct of a business, or the acceptance of gifts of even nominal value, the law or rule must be followed.

The following are the employee reporting requirements for gifts and business entertainment:

●	Any employee who receives, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Arlington Partners or any of the Funds, including gifts and gratuities must obtain prior approval from the CCO, and/or their designee, before accepting such gift if the value of the gift exceeds $250.

●	Any employee who proposes to offer, directly or indirectly, anything of value to any person or entity that does business with or on behalf of Arlington Partners or any of the Funds, including gifts and gratuities, must obtain prior approval from the CCO, and/or their designee, before offering such gift if the value of the gift exceeds $250.

●	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the employee is accompanied by the person or representative of the entity that does business with Arlington Partners or one or more Funds, as applicable.

The purpose of this gift reporting requirement is to assist Arlington Partners in monitoring the activities of its employees. However, the reporting of a gift does not relieve any employee from the obligations and policies set forth in the Code. Any questions or concerns about the appropriateness of any gift should be directed to the Compliance Team.

Violations of the policy may constitute grounds for disciplinary sanctions, up to and including dismissal.

Charitable Contributions

From time to time, Arlington Partners may donate to charitable organizations that are affiliated with clients, are supported by clients, and/or are supported by an individual employed by one of our clients. In general, such donations are made in response to requests from clients. Because Arlington Partners’ contributions could result in the recommendation of Arlington Partners’ services, such contributions may raise a potential conflict of interest. No contribution will be made if the contribution implies that continued or future business with Arlington Partners depends on making such a contribution. All charitable contributions made on behalf of Arlington Partners should be approved by the CCO (or his or her designee).

Political Contributions

The SEC Pay-to-Play Rule 206(4)-5 (the “Pay-to-Play Rule”) imposes restrictions on political contributions made by investment advisers and its “covered associates4“ that seek to manage assets of state and local government entities, restricting advisers from receiving compensation for advisory services for a period of two years for violations of the Pay-to-Play Rule. “Government entity” means any state or political subdivision of a state, including (a) any agency, authority or instrumentality of the state or political subdivision, (b) a pool of assets sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof including but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund, (c) a “plan or program of a government entity,” as defined in Rule 205(4)- 5, and (d) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

4 The Rule defines a “covered associate” of an adviser is defined to include: (1) Any general partner, managing member or executive officer, or other individual with a similar status or function; (2) Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; (3) Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.” A direct or indirect supervisor of an employee that solicits a government entity for the adviser will be considered to be a covered associate even though the supervisor is employed by an affiliate of the Firm rather than by the Firm itself.

The Pay-to-Play Rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and its employees can give to state and local officials or candidates that have the capability to award advisory contracts to the Firm. The Pay-to-Play Rule includes certain de minimis amounts for permissible political contributions without implicating the rule’s restrictions on receipt of compensation. The Code establishes the procedures Arlington Partners relies on to comply with the Pay-to-Play Rule and related recordkeeping rules.

For purposes of the Pay-to-Play Rule and this Code, the Firm will be considered to provide or seek to provide investment advisory services to a government entity either through a direct investment advisory relationship or if the government entity invests, or is solicited to invest, in a “covered investment fund” as defined in the Pay-to-Play Rule (which includes, but is not limited to, the Funds).

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly.

Prohibitions under the Rule

The Pay-to-Play Rule contains three major prohibitions/restrictions:

●	If the adviser or its covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a “timeout” period);

●	An adviser and its covered associates are prohibited from engaging in a broad range of fundraising activities for government officials or political parties in the localities where the adviser is providing to or seeking business from a government entity client; and

●	Limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government entity client unless the third party is a registered broker-dealer, registered municipal adviser or RIA.

Importantly, the Pay-to-Play Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing “anything indirectly which, if done directly” would violate the Pay-to-Play Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive. It is never appropriate to make or solicit political contributions, provide gifts or entertainment, or provide anything else of value for the sole purpose of improperly influencing the actions of public officials.

De Minimis Exceptions

The Rule includes a de minimis exception applicable to the two-year timeout, which allows an adviser’s covered associate that is a natural person to contribute:

●	Up to $350 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the candidate or official at the time of the contribution; and

●	Up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the candidate or official at the time of the contribution.

General Restrictions

Arlington Partners and its employees (including covered associates) are permitted to make political contributions to elected officials, candidates, and others, consistent with this policy and regulatory requirements. The Firm does not currently provide investment advisory services to government entities and no government entities currently are investors in any of the Funds. Unless otherwise approved by the Firm’s CIO and CCO, the Firm will not seek to provide investment advisory services to any government entity or accept any government entity as an investor in any of the Funds, including that no employee of the Firm is authorized to solicit any official of a government entity to establish an investment advisory relationship with the Firm or to invest in any of the Funds.

Compliance Requirements

Reporting and compliance oversight related to political contributions include the following:

●	Compliance will maintain a list of persons who are considered to be “covered associates” and shall notify all such persons of their status as covered associates.

●	Compliance will monitor records to identify government entities, if any, to which Arlington Partners provides, or seeks to provide, advisory services, including government entities which invests, or are offered the opportunity, to invest in any of the Funds.

●	Compliance receives political contribution updates for employees through ComplianceAlpha. The system compares employee personal information to current campaign finance jurisdiction data.

●	Compliance will maintain appropriate records for all political contributions, if any, made by Arlington Partners.

●	A two-year lookback is conducted for all new Arlington Partners employees. New employees should disclose any contribution made to any candidate for federal, state, or local office on their initial Compliance Questionnaire.

●	On an annual basis, covered associates are required to attest on the Compliance Questionnaire that they have not, in the past year, made any political contributions designed, in whole or in part, to influence any official of a government entity to establish an investment advisory relationship with the Firm or to invest in any of the Funds.

Outside Activities and Interests

Employees may, under certain circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Employees may also be granted permission to participate in investment clubs. However, such activities can expose the participant to potentially material non-public information (“MNPI”) and can create conflicts of interest.

Employees may be subject to compliance risks or conflicts of interest in connection with information or relationships associated with prior employment with other companies.

Outside Employment

Except as otherwise prohibited in this Code, employees may pursue other interests in their own time if the activity does not reflect negatively on Arlington Partners and does not interfere or conflict in any way with the interests of Arlington Partners or its clients. It is however expected that full-time employees with the company will consider their position to be their primary employment. All outside employment and business activities must be reported to and pre- approved by both the employee’s direct manager and the CCO, and/or their respective designees. The above restrictions and procedures for approval do not apply to unpaid service with a charitable or non-profit organization.

New employees with outside employment and business activities must disclose such employment or activities on their initial new employee onboarding paperwork.

Outside Financial or Business Interests

Arlington Partners’ employees should be cautious with respect to personal investments that may lead to conflicts of interest or raise the appearance of a conflict. Conflicts of interest in this context may arise in cases where an Arlington Partners employee, a member of his/her family, or a close personal acquaintance, holds a substantial interest in a company that has significant dealings with Arlington Partners either on a recurring or “one-off” basis. Prior to making any such personal investments, Arlington Partners employees must consult with the CCO and pre-clear the transaction.

Arlington Partners employees should also be cautious with respect to outside business interests that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment. Any conflict of interest should be reported to the CCO or a member of the Compliance Team.

New employees that have outside financial, or business interests should disclose them on their initial Compliance Questionnaire as part of the onboarding paperwork.

Service as an Officer or Director of a Publicly Traded Company

Because of the high potential for conflicts of interest and insider trading5 problems, an employee who wishes to serve on the board of directors of any publicly traded company must first obtain approval from the CCO prior to accepting the position. This decision will be based upon the determination that such board service does not present a significant conflict of interest with Arlington Partners or our clients.

New employees that serve as an officer or director for any publicly traded company must disclose such positions on their initial Compliance Questionnaire as part of the onboarding paperwork.

Political Office/Appointments

Arlington Partners’ employees must avoid a political appointment which may conflict with the performance of the employees’ duties for Arlington Partners. Prior written approval must be obtained from the CCO before holding political office. New employees that hold political office/appointments must disclose such positions on their initial Compliance Questionnaire as part of the onboarding paperwork.

Insider Trading

Arlington Partners seeks to foster a culture of compliance and maintain its reputation for integrity and professionalism. The Firm’s reputation is a vital business asset. The confidence and trust placed in Arlington Partners by its clients is something to be valued and protected. To further that goal, this policy implements procedures to deter the misuse of MNPI in securities transactions.

5 “Insider Trading” is not defined in the Federal Securities Laws, but generally refers to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence.

Various federal and state securities laws and Section 204A of the Advisers Act require that investment advisers establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of a firm’s business, to prevent the misuse of MNPI in violation of the Advisers Act or other securities laws by the investment adviser or its related persons.

The law of insider trading is unsettled and continuously developing. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of MNPI to trade in securities (whether or not one is an “insider”) or to improper communication of MNPI to others.

Regardless of whether a regulatory inquiry occurs, Arlington Partners views any violation of this policy with the utmost seriousness. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal. The rules contained in this Code apply to securities trading and information handling by employees of Arlington Partners and their immediate family members6.

Arlington Partners specifically forbids any partner, officer, or employee from trading, either personally or on behalf of others (including, but not limited to, clients of Arlington Partners), while in the possession of MNPI. Nor may any personnel of Arlington Partners communicate material nonpublic information to others in violation of the law.

An individual may legitimately be uncertain about the application of the rules contained in this Code as they relate to certain circumstances. Often, a single question can avoid disciplinary action or complex legal problems. Employees must immediately notify the Firm’s CCO or another member of the Compliance Team if there is any reason to believe that a violation of this Code has occurred or is about to occur. Any failure to do so or other violation of the Firm’s policy will result in disciplinary action and/or termination.

What is “Non-public information”?

“Non-public information” is information about a company that is not known by the general public. Information is non-public until it has been broadly disseminated in the marketplace. One must be able to point to some specific fact or event to show that information is public information. For example, information is public after it has become available through a public filing with the SEC or some other government agency, website, and/or a publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

6 “Immediate Family Member” means any parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, and includes step and adoptive relationships residing in the same household.

What is “Material information”?

Information is considered “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, employees should direct any questions about whether information is material to the CCO.

Material information includes, but is not limited to:

●	Dividend increase, decrease or omission
●	Quarterly earnings or sales significantly different from consensus
●	Gain or loss of a major customer
●	Changes in management
●	Major development specific to that industry
●	Government reports on economic trends (housing starts, employment, etc.)
●	Major acquisition or divestiture
●	Offer to tender shares (acquisition)
●	Litigation problems

This may also include information such as business strategies, investment strategies or trading activity we have access to in relationships with outside fund managers.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Employees should also be aware of the SEC’s position that the term MNPI relates not only to issuers but also to Arlington Partners’ securities recommendations and client securities holdings and transactions.

Identifying Inside Information

Any employee who thinks they may have access to MNPI should:

●	Immediately report the information (and proposed trade, if any) to the CCO
●	Not purchase or sell the securities on their own behalf or others, including Funds or other accounts managed by Arlington Partners, without the prior written approval of the CCO
●	Not communicate the information inside or outside the Firm, other than to the CCO

After reviewing the issue, the CCO will determine whether the information is material and nonpublic and, if so, what action will be taken.

The Compliance Team will provide guidance to employees on any possible insider trading situation or question. By taking the steps above, this degree of caution will assist in protecting Arlington Partners’ employees, clients, and the Firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. Arlington Partners may make investment decisions based on conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise during the course of these contacts if an employee of Arlington Partners or any other person subject to this Code becomes aware of MNPI. For example, this could happen if a company’s chief financial officer prematurely discloses its quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors before the information is made public. The SEC has adopted a rule which expressly forbids trading and “tipping”7 while in the possession of MNPI. In such situations, Arlington Partners must make a judgment as to its further conduct. Employees should immediately contact the CCO if possible MNPI is received in order to protect themselves, clients, and Arlington Partners.

Using Industry Experts for Research

As part of the Firm’s ongoing due diligence and investment analysis functions, the Firm may consult with industry experts, either paid or unpaid. Employees who communicate with an industry expert should identify any situation in which he or she expects to receive, or potentially will receive, any MNPI from the industry expert and immediately report the receipt, or potential receipt, of MNPI to the CCO .

Value Added Investors

In some instances, the Firm may engage with Fund investors who are considered “value added investors” (i.e., investors who may provide some benefit to the Firm (such as industry expertise or access to individuals in the investor’s network) beyond the value of the investor’s individual investment). Examples of such investors could include executive-level officers or directors of a company that is affiliated with other investment advisers and/or private funds.

Due to the nature of their position, a value-added investor may possess MNPI. Firm employees should remain alert to the possibility that they may inadvertently come into possession of MNPI when communicating with value added investors. Employees should refrain from discussing with any known value-added investor any potentially sensitive information (e.g., specific information about the business, finances or strategies of the investor’s employer or any other company of which the investor otherwise is an “insider”).

7 “Tipping” is the act of providing material non-public information about a publicly traded company to a person who is not authorized to have the information. This is an illegal act. Information is considered non-public until it has been publicly released and the financial markets have had sufficient time to digest the impact the information may have had on prices.

If an employee believes he or she has received, or may receive, MNPI from a value-added investor, the employee should immediately contact the CCO.

Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose Arlington Partners and its employees to stringent penalties. Penalties for trading on or communicating material nonpublic information are severe. Insider trading penalties may include:

●	Fines of up to $5,000,000
●	Imprisonment for up to 20 years
●	Fines for the employer of any individual involved
●	Treble damages
●	Disgorgement of profits
●	Prohibition from working in the securities industry

A person can be subject to some or all of the penalties above even if he or she does not personally benefit from the violation.

Restricted/Pre-Clearance Lists

In accordance with this policy to prevent trading of public securities based on MNPI, Compliance will maintain a “restricted list” that identifies any securities that cannot be traded by any partner, officer, director, or employee, either personal or on behalf of others (including, but not limited to, clients of the Firm).

Compliance will also maintain a “pre-clearance” list that identifies securities that cannot be traded, without pre-approval by the CCO, by any Partner, officer, director, or employee, either personally or on behalf of others (including, but not limited to, Arlington clients).

Securities will be added to the restricted or the pre-clearance list either because the Firm has MNPI related to the security or, due to circumstances, there is a material likelihood that the Firm could obtain MNPI (even inadvertently). Securities will remain on the restricted list or the pre- clearance list, as applicable, until removed by the CCO.

Reporting and Compliance Oversight

Reporting and Compliance oversight related to insider trading and/or MNPI include the following:

●	Arlington Partners’ Compliance Manual, which contains this Code, is distributed to all new supervised person upon hire and requires a written acknowledgement
●	Compliance conducts annual training of Arlington Partners’ insider trading policy during the year
●	Employees are required to attest to this Code annually
●	Employees must report to Compliance all business, financial or personal relationships that may result in access to MNPI.
●	All access persons must disclose personal securities accounts[8], initial/annual reportable securities holdings, and report at least quarterly any reportable transactions in their employee and employee-related personal accounts. A member of the Compliance Team reviews the personal investment activity for reportable employees and employee-related accounts. In the event a member of the Compliance Team has personal investment activity, another member of the Compliance Team or the CCO will review that employee’s activity as an audit control.
●	Compliance shall prepare a written report to management and/or legal counsel for implementing corrective or disciplinary action on violations of the Insider Trading policies outlined in the Code.
●	The Insider Trading section of this Code is reviewed and evaluated by Compliance on a periodic basis and updated as appropriate.

Personal Securities Transactions

All supervised persons and access persons have an obligation to conduct their personal investing activities and related securities transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of Arlington Partners and its clients. All supervised persons and access persons must carefully consider the nature of their Arlington Partners’ responsibilities - and the type of information that they possess or might be deemed to possess - before engaging in any investment-related activity or transaction.

Arlington Partners has adopted the following principles governing personal investment activities by its employees:

●	We are fiduciaries and at all times the interests of client accounts will be placed first.
●	All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

8 For employee pre-clearance, trading, and securities reporting purposes, an “account” means accounts of any employee and includes accounts of the employee’s immediate family members, and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

●	Supervised persons and access persons must not take inappropriate advantage of their positions.

Supervised persons and access persons in possession of MNPI about or affecting securities, or their issuer, are prohibited from buying or selling such securities, or advising any other person to buy or sell such securities. Similarly, supervised persons may not disclose such information to anyone without the permission of the CCO.

Arlington Partners’ fiduciary duty to clients and the obligation of all Firm personnel to uphold that fundamental duty includes first and foremost the duty at all times to place the interests of clients first. As such, Arlington Partners expects all supervised persons and access persons to work diligently in meeting client expectations and fulfilling their job responsibilities.

Supervised person and access person trades should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Supervised person and access person trades must not be timed to precede orders placed for any client and thereby gain an actual or apparent advantage, considering the relevant context of how Arlington Partners makes investment decisions in client accounts. Nor should trading activity be so excessive as to conflict with the employee’s ability to fulfill daily job responsibilities.

As described below, the Firm’s “access persons9“ are subject to specific securities accounts, transactions and holdings reporting requirements.

Reporting of Covered Accounts by Access Persons

All access persons are required to disclose all accounts holding any securities over which an employee has any beneficial ownership10 interest. There are further reporting requirements related to accounts holding “reportable securities.” This distinction and the reporting requirements are further explained below.

For clarity, a “beneficial interest” typically includes accounts held by immediate family members sharing the same household, or non-clients over which the access person exercise investment discretion. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children- in-law, as well as adoptive relationships that meet the above criteria.

9 “Access Person(s)” means any supervised person of an investment advisor who (1) has access to nonpublic information regarding any advisory client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or (2) is involved in making securiti4es recommendations to advisory clients.

10 “Beneficial Ownership” means that a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. This definition shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

Access persons also must disclose any investment account in which the employee serves as a trustee or custodian, or has power of attorney or indirect beneficial ownership, as well as any other account(s) over which the employee has trading authority or similar influence (e.g., treasurer or investment officer of a charitable organization or foundation, for family members, friend, or investment clubs).

Access persons should consult with the CCO or another member of the Compliance Team before excluding any accounts held by immediate family members sharing the same household.

Reporting of Transactions and Holdings by Access Persons

Arlington Partners requires access persons to provide periodic reports regarding transactions and holdings related to all “reportable securities.” Reportable securities are generally securities in which an access person has the ability to trade. These include but are not limited to:

●	Any stock, bond, future, investment contract or any other instrument that is considered a security as defined in Section 202(a) (18) of the Advisers Act
●	Closed-end funds
●	Exchange traded funds (ETFs) and exchange traded notes (ETNs)
●	Digital Securities
●	Reportable securities transactions and holdings may be in a number of different types of accounts, including, but not limited to, the following types of accounts
●	Brokerage accounts
●	Individual Retirement Accounts (IRAs)
●	Any account for which the access person serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or control over the account

Any access person who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO, and/or their designee, as to whether such Digital Asset would be considered a security, and specifically a “Digital Security”, for purposes of this policy.11 If Compliance determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

11 A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.11 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy.

Non-Reportable Transactions and Holdings

“Non-Reportable” transactions and holdings include:

●	Transactions in an account in which the access person has no direct or indirect influence or control
●	Direct obligations of the U.S. Government (U.S. Treasury bills, notes, and bonds)
●	High quality short-term instruments (U.S. bank certificates of deposit, bankers’ acceptances, and commercial paper)
●	Money Market Funds
●	Open-end investment companies (mutual funds) unless Arlington Partners, or an affiliated company acts as investment adviser, sub-adviser, or principal underwriter to the mutual fund(s)
●	Dividend reinvestments or dividend transactions (401(k))
●	Securities Gifted or Donated to the employee
●	Qualified Tuition Program (“529 Plan”) investments
●	Units of unit investment trusts, so long as the unit investment trust is neither managed by our firm, any affiliate of our firm, nor invested in affiliated mutual funds

If an access person is uncertain about whether a transaction or holding is reportable, it is the access person’s responsibility to inform the CCO and request a determination by compliance.

Pre-Clearance Procedures for IPOs or Private Placements

Access persons must have written clearance from the CCO prior to acquiring any beneficial ownership in any securities involving initial public offerings12 (“IPO”) or Private Placements (see Private Placement Approval Form in ComplianceAlpha). The CCO may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Monitoring and Review of Personal Securities Transactions

The Compliance Team is responsible for monitoring and reviewing all personal securities transaction disclosures required under this Code for compliance with Arlington Partners’ policies and applicable SEC rules and regulations. The Compliance Team may also initiate inquiries of supervised persons and access persons regarding their personal securities trading. Supervised persons and access persons are required to cooperate with such inquiries and any monitoring or review procedures while employed with Arlington Partners. Any transactions for accounts of a member of the Compliance Team assigned to monitor this requirement shall be reviewed and approved by another member of the Compliance Team.

12 “Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Reporting

Arlington Partners must collect information regarding the reportable personal trading activities and holdings of all access persons.

Quarterly Transaction Reports

●	Each quarter, access persons must report all reportable securities transactions in accounts in which they have a beneficial interest within 30 days of the end of each calendar quarter. Access persons must also report any accounts opened in which they have a beneficial interest during the quarter that hold any securities (including securities excluded from the definition of a reportable security).
●	All access persons are required to complete the Quarterly Transaction Certification to report securities transactions and any newly opened accounts. The Quarterly Report of Personal Securities must be submitted to the CCO, and/or their designee, within 30 days of the end of each calendar quarter. If an access person did not have any transactions or account openings to report, this should be indicated in the Quarterly Report of Personal Securities within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports:

●	Access persons must periodically report the existence of any account that holds any securities (including securities excluded from the definition of a reportable security), as well as all reportable securities holdings. Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those securities fall within the definition of a reportable security.
●	The Initial Report of Personal Securities should be completed within 10 days of an individual first becoming an access person. Statements for all reportable accounts must be current as of a date no more than 45 days prior to the date the person became an employee.
●	Compliance will distribute the Annual Report of Personal Securities each January. Access persons are required to complete the form on or before January 31st of each year.

Reporting Violations

Improper actions by Arlington Partners or its supervised persons or access persons could have severe negative consequences for Arlington Partners, its clients, and its employees. Impropriety, or even the appearance of impropriety, could negatively impact all employees, including those who had no involvement in the problematic activities.

Employees are expected, and encouraged, to promptly report any suspected violations of this Code. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and an employee acting on his own may compromise the integrity of an investigation and adversely affect both employees and Arlington Partners.

Any reports of violations will be treated confidentially to the extent permitted by law and reasonably possible. All reports will be reviewed and investigated promptly and appropriately. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

Employees are encouraged to consult the Compliance Team with respect to any transaction that may violate this Code and to refrain from any action or transaction that might lead to the appearance of a violation.

Given the potential consequences of violations of this Code, Arlington Partners urges all employees to seek guidance with respect to issues that may arise. Recognizing whether a certain situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations will inevitably arise that will require interpretation of this Code as well as federal and state law and regulations.

Whistleblower Policy

Arlington Partners takes its obligation to comply with the Federal securities laws seriously. Toward that end, the Firm has adopted its policies and procedures to establish and implement its compliance program as required by the Compliance Rule under the Advisers Act, and certain other rules and regulations.

The SEC adopted a series of rules to implement Section 21F of the Exchange Act which requires the SEC to pay awards, subject to certain limitations and conditions, to whistleblowers who provide the SEC with original information about possible violations of the Federal securities laws (“Whistleblower Rules”). The Whistleblower Rules explain the procedures that individuals must follow to be eligible for an award. The Whistleblower Program provides both financial incentives and job protection for individuals who report violations of the Federal securities laws to the SEC.

Arlington Partners recognizes that the Whistleblower Rules apply to individuals who alone, or jointly with others, may provide the SEC with original information about a possible violation of the Federal securities laws that has occurred, is ongoing, or is about to occur. The Firm also recognizes that while the Whistleblower Rules provide incentives for a whistleblower to utilize his or her company’s internal compliance and reporting systems when appropriate, the Whistleblower Rules do not include a requirement that a whistleblower report violations internally prior to reporting such violations to the SEC. Arlington Partners further understands that a whistleblower will be eligible for the anti-retaliation provisions afforded by Section 21F(h)(1) of the Exchange Act under the circumstances described in Rule 21F-2(b) whether or not such whistleblower satisfies the requirements, procedures and conditions to qualify for an award under the Whistleblower Program.

Accordingly, as a matter of policy, neither Arlington Partners nor any of its partners, officers, directors or employees shall engage in any retaliatory activities in response to any report by its employees made in good faith with respect to possible violations of the Federal securities laws (including rules and/or regulations thereunder) and/or any other Federal and/or state laws to which it is subject, whether such reports are made internally or externally to regulatory authorities. For purposes of this policy, “retaliatory activities” means any actions taken by Arlington Partners, its partners, officers, its directors and/or any of its employees in response to the activities of a whistleblower described in Section 21F(h)(1) of the Exchange Act involving the discharge, demotion, suspension, threatening, harassment of such whistleblower, directly or indirectly, or the discrimination against such whistleblower in the terms and conditions of his or her employment because of any lawful act done by the whistleblower.

Reporting of Potential Misconduct

Employees are expected, and encouraged, to promptly report any actual, apparent or suspected violations of the Federal securities laws to the CCO (or, alternatively, to the SEC under the Firm’s Whistleblower Policy (see above). Employees are protected from retaliation for reporting any such actual, apparent or suspected violations. Retaliation or the threat of retaliation against an employee for reporting a violation constitutes a further violation of this Code and may lead to immediate suspension and further sanctions. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Employees must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a violation has occurred. A malicious allegation known to be false is considered a serious offence and will be subject to disciplinary action that may include termination of employment.

Investigation and Findings

If it is determined that an internal investigation is necessary in connection with any actual, apparent or suspected violations of this Code or the Federal securities laws, the CCO will notify senior management of the results of the investigation and recommend appropriate remedial measures to be taken. Consultation with outside counsel may be recommended and/or necessary.

If, after consultation with counsel, it is determined that an internal investigation is necessary, then Arlington Partners should:

●	Establish a reasonable timeframe for, and initiate an investigation, which may be conducted by Arlington Partners’ management and/or legal counsel.
●	Apprise the Firm’s board of managers or similar governing body of the results of the investigation and recommend appropriate remedial measures to be taken upon a finding of (is) a violation of any Federal or state securities laws; (ii) a breach of fiduciary duty arising under any Federal or state laws; or (iii) a similar violation of any Federal or state law by Arlington Partners or any of its supervised persons.

Self-Reporting to Regulatory Authorities

Upon the conclusion of an internal investigation, the CCO, senior management, and outside counsel (if used) will determine whether self-reporting of such violation is necessary and/or recommended.

Sanctions

Supervised persons and access persons can be subject to discipline if they violate this Code or its component parts. Potential violations discovered by or reported to the CCO shall be reviewed promptly. Based on the circumstances, the CCO will determine whether to bring the violation to the attention of Arlington Partners’ senior management.

Possible sanctions may include, but are not limited to:

●	Written letter of reprimand
●	Monetary fines or assessments
●	Suspension or termination of employment
●	In serious cases, referral to law enforcement or regulatory authorities

The CCO will maintain a record of any violation of Arlington Partners’ Code and any action that was taken resulting from such violation for a period of five years from the end of the fiscal year in which the violation occurred.

Investment Adviser Representative Disclosures

Supervised persons who are registered as Investment Advisor Representatives (“IARs”) of the Firm are required to disclose any past felonies or misdemeanors within the financial industry.

Supervised persons should promptly notify the Compliance Team if any changes of information have occurred that may require a Form U4 amendment. IARs are required to attest annually to the accuracy of the Form U4.

Compliance Testing and Firm Recordkeeping

A member of the Compliance Team is responsible for periodically testing the adherence of the Firm’s supervised persons and access persons with the reporting requirements of this Code.

Arlington Partners shall retain relevant records as required, including but not limited to, amendments, acknowledgement/certification forms; initial and annual holdings reports; quarterly reports of personal securities transactions; and any violations and sanctions. Employees are provided periodic education, including each person’s responsibilities and reporting requirements, regarding this Code. Arlington Partners’ Form ADV Part 2A, Firm Brochure is periodically reviewed and amended by Compliance to appropriately disclose a summary of this Code.

Responsibility

Arlington Partners’ Compliance Team is responsible for this Code. The CCO is responsible for receiving and responding to client requests concerning this Code and maintaining required records.